Exhibit 5.1

October 24, 2025

Genprex, Inc.

3300 Bee Cave Road, #650-227

Austin, TX 78746

Ladies and Gentlemen:

We have acted as counsel to Genprex, Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing of the Registration Statement on Form S-3 (Registration No. 333-271386) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 21, 2023, and declared effective by the Commission on June 9, 2023 (the “Registration Statement”) and the related prospectus contained in the Registration Statement (the “Base Prospectus”) and (ii) the preparation and filing of the prospectus supplement, dated October 23, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale by the Company (the “Offering”) of 243,622 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”).

The Shares are to be issued and sold by the Company pursuant to the Securities Purchase Agreement, dated as of October 23, 2025 (the “Purchase Agreement”), between the Company and the purchasers signatory thereto.

The form of Purchase Agreement will be filed with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the transactions effected by the Purchase Agreement (the “Form 8-K”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties set forth in the Purchase Agreement, and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after that date or for any other reason.

We hereby consent to the inclusion of this opinion as an exhibit to the Form 8-K, which will be incorporated by reference into the Registration Statement, and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP